As filed with the Securities and Exchange Commission on December 10, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CONSUMER PORTFOLIO SERVICES, INC.

(Exact name of registrant as specified in its charter)

California	33-0459135
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3800 Howard Hughes Pkwy, Suite 1400, Las Vegas, NV	89169
(Address of principal executive offices)	(Zip code)

CONSUMER PORTFOLIO SERVICES, INC.

2025 EQUITY INCENTIVE PLAN

(Full title of the plan)

Denesh Bharwani

(949) 753-6811

Consumer Portfolio Services, Inc.

3800 Howard Hughes Parkway, Suite 1400

Las Vegas, Nevada 89169

(949) 753-6800

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On November 19, 2025, at the 2025 Annual Meeting of Shareholders of Consumer Portfolio Services, Inc., a California corporation (the “Registrant”), the Registrant’s shareholders approved the Consumer Portfolio Services, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), which the Registrant’s Board of Directors (the “Board”) had previously approved, subject to such shareholder approval. The 2025 Plan permits the issuance of a maximum of: (i) 4,501,330 shares of the Registrant’s common stock, no par value per share (the “Common Stock”), which are reserved for issuance under the 2025 Plan and (ii) shares of Common Stock subject to outstanding equity awards under the CPS 2006 Long-Term Equity Incentive Plan (the “2006 Plan”) that, after the effective date of the 2025 Plan, are forfeited, surrendered, terminated (other than by exercise), cancelled, lapsed or reacquired by the Company prior to vesting, without the delivery of any shares of Common Stock in accordance with the 2006 Plan, and otherwise comply with the recycling provisions of the 2006 Equity Plan and 2025 Equity Plan. As of the date of shareholder approval of the 2025 Plan, all awards will be made under the 2025 Plan and no additional awards will be made under the 2006 Plan; provided, however, the terms and conditions of any outstanding awards granted under the 2006 Plan will not be affected.

The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of 4,501,330 shares of Common Stock pursuant to the 2025 Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 have been or will be delivered to the participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Registrant are also hereby incorporated herein by reference (other than any information in such filings that was “furnished” under applicable Commission rules rather than “filed”):

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Commission on March 12, 2025 (including information specifically incorporated by reference therein from the Registrant’s Proxy Statement filed with the Commission on October 28, 2025);

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025, filed with the Commission on May 12, 2025, August 11, 2025 and November 10, 2025 respectively;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on January 28, 2025, March 21, 2025, May 5, 2025, May 13, 2025, July 28, 2025, October 23, 2025, October 24, 2025 and November 25, 2025; and

(d)	the description of the Registrant's Common Stock contained in Registrant's registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on October 21, 1992, including amendments thereto subsequently filed for the purpose of updating such description.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information in such filings that was “furnished” under applicable Commission rules rather than “filed”) on or after the date of this Registration Statement, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated herein by reference and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Michael T. Lavin, President, Chief Operating Officer and Chief Legal Officer of the Registrant, who has passed upon the validity of the shares of Common Stock registered hereby, is a full-time employee of the Registrant, owns shares of Common Stock and is eligible to participate in the 2025 Plan.

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Item 6.	Indemnification of Directors and Officers.

Section 317 of the California Corporations Code, or the California Code, authorizes a corporation to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that such person is or was an agent of the corporation, as the term “agent” is defined in section 317(a) of the California Code, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. A corporation is further authorized to indemnify, subject to certain exceptions, any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

Section 204 of the California Code provides that a corporation’s articles of incorporation may not limit the liability of directors (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director’s duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director’s duties, of a risk of a serious injury to the corporation or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the corporation or its shareholders, (vi) under Section 310 of the California Code (concerning transactions between corporations and directors or corporations having interrelated directors) or (vii) under Section 316 of the California Code (concerning directors’ liability for distributions, loans, and guarantees).

Section 204 further provides that a corporation’s articles of incorporation may not limit the liability of directors for any act or omission occurring prior to the date when the provision became effective or any act or omission as an officer, notwithstanding that the officer is also a director or that his or her actions, if negligent or improper, have been ratified by the directors. Further, Section 317 has no effect on claims arising under federal or state securities laws and does not affect the availability of injunctions and other equitable remedies available to a corporation’s shareholders for any violation of a director’s fiduciary duty to the corporation or its shareholders.

The Registrant’s Restated Articles of Incorporation provide for the elimination of liability for its directors to the fullest extent permissible under California law and authorize it to provide indemnification to directors, officers, employees or other agents through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Code, subject only to the applicable limits with respect to actions for breach of duty to the Registrant and its shareholders.

The Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that it shall indemnify its directors and officers against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Bylaws, a “director” or “officer” includes any person (a) who is or was a director or officer of the Registrant, (b) who is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (c) who was a director or officer of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation. The Registrant’s Bylaws also contain provisions authorizing it, to the extent and in the manner permitted by the California Code, to indemnify each of its employees and agents (other than directors and officers) against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was its agent. As included in the Registrant’s Bylaws, an “employee” or “agent” (other than a director or officer), includes any person who (a) is or was an employee or agent of the Registrant, (b) is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or (c) was an employee or agent of a corporation which was a predecessor corporation of the Registrant or of another enterprise at the request of such predecessor corporation.

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The Registrant’s Bylaws further provide that it may advance expenses incurred in defending any proceeding for which indemnification is required or permitted, following authorization thereof by the board of directors, prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the indemnified party to repay that amount if it shall be determined ultimately that the indemnified person is not entitled to be indemnified as authorized by its Bylaws. The indemnification provided for in the Registrant’s Bylaws for acts, omissions or transactions while acting in the capacity of, or while serving as, a director or officer of the Registrant but not involving a breach of duty to the Registrant and its shareholders will not be deemed exclusive of any other rights those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in its Restated Articles of Incorporation.

In addition, the Registrant maintains directors’ and officers’ liability insurance under which its directors and officers are insured against loss (as defined in the policy) as a result of certain claims brought against them in such capacities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the Restated Articles of Incorporation or Bylaws, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Restated Articles of Incorporation, incorporated herein by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed with the Commission on March 31, 2009
4.1.1	Certificate of Designation regarding Series B Preferred, incorporated by reference to Exhibit 3.1.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 30, 2010

4.2	Amended and Restated Bylaws, incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on December 3, 2021

4.3	Consumer Portfolio Services, Inc. 2025 Equity Incentive Plan, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed with the Commission on November 25, 2025

5*	Opinion of Counsel

23.1*	Consent of Crowe LLP

23.2*	Consent of Counsel (included in the opinion filed as Exhibit 5 to this Registration Statement)

24*	Power of Attorney (included after the signature of the Registrant contained in this Registration Statement)

107*	Filing Fee Table

*	Filed herewith

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Item 9.	Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on December 10, 2025.

CONSUMER PORTFOLIO SERVICES, INC.

By:	/s/ Denesh Bharwani
	Name:	Denesh Bharwani
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Denesh Bharwani  and  Charles E. Bradley, Jr. as his or her true and lawful attorneys-in-fact and agents with full power of substitution, severally, for him or her in any and all capacities, to sign the Registration Statement on Form S-8 of Consumer Portfolio Services, Inc., and any or all amendments (including post-effective amendments thereto), which relates to the registration and issuance of the Common Stock pursuant to the Consumer Portfolio Services, Inc. 2025 Equity Incentive Plan, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ CHARLES E. BRADLEY	Chief Executive Officer and Chairman of the Board	December 10, 2025
Charles E. Bradley	(Principal Executive Officer)

/s/ MICHAEL T. LAVIN	President, Chief Operating Officer and Chief Legal Officer	December 10, 2025
Michael T. Lavin
/s/ DENESH BHARWANI	Executive Vice President and Chief Financial Officer	December 10, 2025
Denesh Bharwani	(Principal Financial and Accounting Officer)

/s/ WILLIAM W. GROUNDS	Director	December 10, 2025
William W. Grounds

/s/ LOUIS M. GRASSO	Director	December 10, 2025
Louis M. Grasso

/s/ BRIAN J. RAYHILL	Director	December 10, 2025
Bryan J. Rayhill

/s/ WILLIAM B. ROBERTS	Director	December 10, 2025
William B. Roberts

/s/ GREGORY S. WASHER	Director	December 10, 2025
Gregory S. Washer

/s/ DANIEL S. WOOD	Director	December 10, 2025
Daniel S. Wood

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